Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges



                                 Three Months
                                ended March 31,              Years Ended December 31,
                               ----------------  ------------------------------------------------------------
                                    2005         2004        2003        2002         2001         2000
                               ----------------  -------- ---------   ----------  -----------   -------------
Earnings:
  Income before income taxes   $    34,793       $ 72,932   $ 48,766    $ (13,481)   $  19,076    $  (7,782)
  and before cumulative
  effect of change in
  accounting principle

  Fixed charges                      7,237         18,852     14,982       11,791        2,312       15,549
  Dividends                             --         (3,783)    (4,050)      (4,019)          --       (7,895)
  Interest capitalized                  --             --         --           --           --           --
                               ----------------  -------- ---------   ----------  -----------   -------------
                                    42,030         88,002     59,698       (5,709)      21,388         (128)
 Fixed charges:
  Interest expense                   7,160         14,355     10,174        6,988        1,916        7,438
  Dividends                             --          3,783      4,050        4,019           --        7,895
  Estimate of interest in
  rent expense                          77            715        758          784          396          216
                               ----------------  -------- ---------   ----------  -----------   -------------
                               $     7,237       $ 18,852   $ 14,982    $  11,791    $   2,312    $  15,549

Ratio of earnings to fixed            5.81           4.67       3.98         --(1)        9.25         --(1)
charges
______________________

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(1)  For the years ended December 31, 2002 and 2000, the ratio of earnings to fixed charges was less than a one-to-one coverage due to a deficiency of $17.5 million and $15.7 million, respectively. For the indicated periods there were no preferred stock dividends declared or paid by our subsidiaries.


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